Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated July 22, 2026, is by and among Sidus Space, Inc., a Delaware corporation (the “Company”), and Alan Khalili, a resident of the State of Florida (the “Executive,” and together with the Company, each a “Party” and collectively the “Parties”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by, the Company, pursuant to the terms and conditions outlined in this Agreement, with effect and commencing on July 27, 2026 (the “Effective Date”); and

WHEREAS, this Agreement supersedes any and all prior negotiations, offer letters, employment agreements or similar agreements by and between Executive and the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the Parties hereto and agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Unless earlier terminated by either Party in accordance with Section 5 below, Executive’s employment with the Company shall continue for an initial term commencing on the Effective Date and continuing until the first anniversary of the Effective Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each a “Renewal Term”) unless either Party provides written notice of non-renewal to the other Party at least sixty (60) days prior to the last day of the then-current term (such Initial Term and subsequent Renewal Term(s) or portions thereof occurring prior to termination, collectively the “Employment Period”).

2. Duties.

2.1 During the Employment Period, Executive shall serve the Company on a full-time basis, and dedicate Executive’s full business time, attention and skill to the faithful performance of Executive’s duties hereunder, and shall perform such services in a capacity and in a manner consistent with Executive’s position with the Company. Executive shall have the title of Chief Financial Officer of the Company (“CFO”), and shall have such duties, authorities and responsibilities as are consistent with the title of CFO, and as the Chief Executive Officer (the “CEO”) may designate from time to time. Executive will report directly to the CEO. Notwithstanding the foregoing, from time to time, and with the prior written consent of the Company and concurrence of the Company’s Board of Directors (the “Board”), Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect or conflict with the performance of Executive’s duties pursuant to this Agreement; however, at no time is Executive authorized to serve on more than two (2) boards of directors or hold more than two (2) other offices or positions. Executive may manage Executive’s personal investments, provided, however, that such investment activities do not create a conflict of interest or materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder. Executive will not accept outside employment or engage in any other business activity for compensation without the Company’s prior written approval.

3. Location Of Employment. Executive shall have a hybrid working arrangement from his home office in Florida, where Executive represents he currently and shall continue to reside and maintain legal residence. Executive shall spend no less than 3 consecutive workdays per month in the Corporate office as well as time that may be specifically designated by the CEO for executive team meetings. Additionally, Executive shall be present for all in-person meetings of the Company’s Board.

4. Compensation.

4.1 Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary at an annual rate of $450,000.00 (the “Base Salary”) during the Employment Period. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, and subject to applicable taxes and withholdings.

4.2 Annual Discretionary Bonus. During each fiscal year of the Employment Period (commencing with the 2026 fiscal year), Executive will be eligible to receive an annual discretionary bonus (the “Cash Bonus”). Executive’s discretionary target Cash Bonus shall be 50% of Base Salary (the “Target Bonus”), prorated for 2026 based on the Effective Date. The Cash Bonus amount for a given Bonus Year will take into consideration achievement of Company and individual performance targets established by the Compensation Committee of the Board, and other factors considered by the Compensation Committee in its sole and absolute discretion, for the fiscal year to which the bonus relates. The payment of any discretionary Cash Bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the certification of achievement of applicable performance targets by the Board). If Executive is eligible to receive a Cash Bonus for a given Bonus Year, such bonus will not be deemed to be fully “earned” unless Executive is (i) except as provided in Section 6.1 hereof, employed by the Company and in good standing on the last day of such Bonus Year, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Cash Bonus. Notwithstanding any provision of this Agreement to the contrary, the Cash Bonus for a given Bonus Year, if earned as provided herein, shall be paid to Executive in a lump sum, less applicable taxes and withholdings, between January 1 and March 15 of the immediately following Bonus Year.

4.3 Time-Vesting Equity Award. Executive will receive a Restricted Stock Unit (“RSU”) grant of 50,000 unvested shares of Sidus Space Class A common stock (“Unvested RSU Shares”) as of a date occurring during the fiscal quarter of the Company immediately following the Effective Date (the “Grant Date”), subject to agreeing to and executing the Company’s standard written RSU award agreement (the “Award Agreement”) containing specific terms and conditions of the RSU grant, which shall also govern the vesting of Executive’s Unvested RSU Shares. Additionally, Executive will be eligible to receive grants of other awards, whether RSUs or other types, under the Plan, as determined by the Compensation Committee from time to time. The type of award and number of shares of “Common Stock,” as defined in the Plan, underlying such award, as well as the vesting schedule applicable thereto, will be recommended to the Compensation Committee by the CEO, as appropriate. Upon Board approval, and subject to executing the applicable Company standard written equity award agreement containing specific terms and conditions of the equity award, shares subject to that equity award agreement will be granted.

4.4 Paid Leave Benefits. During the Employment Period, Executive shall be eligible for 160 hours (4 weeks) of annual vacation (which shall accrue proportionately each pay period and carry over in the following calendar year, but subject to a maximum accrual cap of 240 hours (6 weeks)). In addition, Executive will have access to up to 40 hours of annual paid sick leave, which shall be accrued on a pro-rated basis for the calendar year that includes the Effective Date and at the beginning of the calendar year beginning with or within the Employment Period thereafter, but which shall not carry over into the following calendar year and is subject to any Company policies related to sick pay then in effect. The Company also provides 10 paid holidays annually, consistent with applicable laws and Company policy, as may be in effect from time to time, except to the extent such policy is inconsistent with this Agreement.

4.5 Benefits. During the Employment Period, Executive shall be eligible to participate in any fringe benefit programs and benefit plans offered by the Company as may be in effect from time to time (collectively, “Benefit Plans”) on the same terms and basis as those generally made available to other employees of the Company. Executive acknowledges and agrees that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion, and are subject to the terms of such Benefit Plans and applicable law. The Company will cover Executive under directors’ and officers’ liability insurance, with Executive as a named insured, during the Employment Period, to the same general extent as other executive officers of the Company.

5. Termination. Executive’s employment hereunder may be terminated (with the date as of which Executive’s services to the Company cease being referred to herein as the “Termination Date”) as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative, in the event of the Executive’s Disability. As used herein, “Disability” shall be deemed to have occurred in the event of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for 120 consecutive business days, or 180 business days in any 365-day period.

5.3 The Company may immediately terminate Executive’s employment for Cause (as defined in Section 6.6) at any time during the Employment Period, upon written notice to Executive;

5.4 At the option of the Company without Cause, on thirty (30) days’ prior written notice to Executive;

5.5 At the option of Executive (a) for Good Reason (as defined and provided in Section 6.5) or (b) for any or no reason other than Good Reason on thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice); or

5.6 As of the last day of the Initial Term or the then-current Renewal Term if either Executive or the Company elects not to renew the Agreement in accordance with and subject to the notice provisions set forth in Section 1.

6. Severance Payments.

6.1 Non-Renewal by the Company, Termination by the Company Without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), by Executive for Good Reason or as the result of the Company’s decision not to renew the Agreement in accordance with Section 1, then, subject to the Conditions to Payment set forth below in Section 6.7, Executive shall be entitled to:

(a) payment of Executive’s accrued and unpaid Base Salary and reimbursement of expenses (under Section 7 hereof) accrued through the date of termination;

(b) severance in an amount equal to: (i) if the Termination Date occurs on or prior to the last day of the Initial Term, six (6) months’ worth of Executive’s annual Base Salary (as in effect as of the Termination Date), payable in substantially equal installments as provided in this Section 6.1(b); or (ii) if the Termination Date occurs after the Initial Term, twelve (12) months’ worth of Executive’s annual Base Salary (as in effect as of the Termination Date), payable in substantially equal installments as provided in this Section 6.1(b) (such applicable amount, the “Severance Amount”). Subject to Executive’s satisfaction of the Conditions to Payment, and the provisions of Section 13.9(b) hereof, if applicable, the Company shall pay Executive the Severance Amount, less applicable taxes and withholdings, commencing as of the first pay date following the “Release Effective Date,” as defined in Section 6.7 hereof, that occurs within the sixty (60)-calendar-day period beginning immediately following the Termination Date (the “60-Day Period”); provided, however, that, subject to the provisions of Section 13.9(b), if applicable, if the 60-Day Period spans two calendar years, installment payments shall commence in the second calendar year; and provided, further, however, that if the Termination Date occurs after the Initial Term, Executive shall also be entitled to a pro-rata portion of Executive’s Target Bonus for the Bonus Year in which the Termination Date occurs (prorated based on a proration factor calculated by dividing the number of calendar days between January 1 of the applicable Bonus Year and the Termination Date by 365, payable when annual bonuses are paid to other senior executives and in no event later than seventy-five (75) days following the end of such fiscal year;

(c) if Executive is eligible for and timely elects following his Termination Date to enroll in “COBRA”- type continuation coverage of Executive’s health benefits under the Company’s group health plan, then the Company will pay Executive on a monthly basis a taxable amount equal to the COBRA premium costs for six (6) months (if the Termination Date occurs on or prior to the last day of the Initial Term) or twelve (12) months (if the Termination Date occurs after the Initial Term) (such payments, whether six (6) months or twelve (12) months, the “COBRA Severance”), as applicable, less applicable taxes and withholdings, with payments to commence, on a monthly basis, as provided in Section 6(b) hereof; provided, however, that the Company’s obligation to make these monthly taxable COBRA Severance payments to Executive for the six (6)-month or twelve (12)-month period, as applicable, shall cease immediately in the event Executive becomes eligible for coverage provided by another employer, or elects to terminate such coverage. (In the case of early termination of COBRA Severance payments, such payments will end on the earlier of: (i) the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits); and (ii) the date on which Executive’s COBRA continuation coverage under the Company’s group health plan ends on account of Executive’s election to terminate such coverage.);

(d) a lump sum payment equal to the amount of any discretionary Cash Bonus Executive was eligible to receive with respect to a Bonus Year ending prior to Executive’s Termination Date, but unpaid as of such Termination Date. (Such Cash Bonus will be payable as provided in Section 4.2 hereof; and

(e) all other accrued or vested amounts or benefits due to Executive in accordance with this Agreement, the Company’s benefit plans, programs or policies (other than severance), and any applicable agreement or plan governing equity, shares or options provided for in Section 4.3 above (based on the nature of the termination, as provided for therein and as required under applicable law).

6.2 Termination due to Executive’s Death or Disability. Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (d), and (e).

6.3 Termination due to Non-Renewal by Executive or Termination by Executive without Good Reason. Upon the termination of Executive’s employment due to the non-renewal by Executive or termination by Executive without Good Reason, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a), and (e).

6.4 Termination by the Company for Cause. Upon the termination of Executive’s employment by the Company for Cause pursuant to Section 5.3, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a) and (e), and the treatment of Executive’s Award in accordance with the Award Agreement.

6.5 Termination Following Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to receive the following: (i) to the extent provided under the Plan and the applicable award agreement(s), the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award(s) granted to Executive by the Company; (ii) the benefits described in Section 6.1(b) and (c), provided, however, that the Severance Amount shall equal eighteen (18) months’ worth of Base Salary (as in effect as of the Termination Date), [the Target Bonus amount shall be multiplied by 1.5 and the COBRA Severance shall be set at eighteen (18) months], payable as provided in Section 6.1(b) [or 6.1(c), as applicable,] hereof[, but, in the case of the Severance Amount, over a period of twelve (12) months]; and (iii) the benefits described in Section 6.1(a), and (e), payable as provided therein.

6.6 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s continued failure or refusal to follow the lawful directives of the Company Board after being given written notice and ten (10) days to remedy such failures or refusals (unless the Board determines, in its sole judgment that the failure or refusal is not correctable, or another failure or refusal occurs again within a twelve (12) month period after a ten (10) day remedy written notice has been given, in which case Executive may be immediately terminated);

(ii) Executive’s willful misconduct, gross negligence, act of material dishonesty in connection with Executive’s employment;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offense involving serious moral turpitude;

(iv) Executive’s material violation of any material written policies of the Company or its affiliates;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including, without limitation, those set forth in Sections 8.1 and 8.2 of this Agreement, or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 8.3 of this Agreement;

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its affiliates and Executive; or

(vii) as provided in Section 13.1 hereof.

(b) “Change in Control” shall have the meaning given that term in the Plan, as the same may be amended or amended and restated from time to time.

(c) “Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities, other than on account of grounds for a termination for Cause; (ii) a material reduction in Base Salary; (iii) a material reduction in Executive’s Target Bonus opportunity, other than on account of (A) grounds for a termination for Cause, (B) a substantially similar reduction affecting other Named Executive Officers of the Company, or (C) the operation of the Company’s Clawback Policy, as in effect as of October 2, 2023, as the same may be amended or amended and restated from time to time; (iv) the Company requiring Executive to relocate Executive’s principal place of employment more than fifty (50) miles from Executive’s home office in Florida; (v) other than on account of grounds for a termination for Cause, (A) a change in Executive’s reporting relationship such that Executive no longer reports directly to the CEO, or (B) the Company’s demotion of Executive such that Executive ceases to serve as CFO; or (vi) material breach by the Company of any material provision of this Agreement (the parties agreeing that Section 4.1 is one such material provision). Any Good Reason resignation by Executive shall not be effective unless (i) Executive notifies the Company (the CEO) in writing of the applicable Good Reason event(s) within ninety (90) calendar days of the initial existence of such event, (ii) such written notice provides the Company with a period of at least thirty (30) calendar days within which to cure the applicable event(s), (iii) the cure period under (ii) expires without the Company having cured such event(s) materially, and (iv) Executive resigns from employment within sixty (60) calendar days following the expiration of such cure period without material cure having been made. For the avoidance of doubt, clause (v) shall not be construed as precluding the Company from effectuating the cessation of Executive’s employment at any time following the expiration of the cure period without material cure having been made, and no such action by the Company shall be construed, in and of itself, as altering the status of the cessation of Executive’s employment as occurring on account of Executive’s resignation for Good Reason.

6.7 Conditions to Payment. All payments and benefits due to Executive under this Section 6, other than the payments due to Executive under Sections 6.1(a), and (e) or which are otherwise required by law (all other payments under Section 6, “Severance”), shall only be payable if Executive delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A (the “Release”). Such general release shall be executed and delivered (and no longer subject to revocation) within twenty-one (21) or forty-five (45) days, as applicable, with the latter period applying in the event of a reduction-in-force, following the Termination Date. Following the execution of the Release, the Executive shall have seven (7) days within which to revoke the Release. If not revoked within this seven (7)-day revocation period, the Release shall become effective on the eighth day following the date as of which it is executed (the “Release Effective Date”). Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to receive any Severance. In addition, Severance (and continued receipt of Severance) shall be conditioned on Executive’s compliance with Section 8 hereof.

7. Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time. For the avoidance of doubt, reasonable expenses of travel to the Company’s Corporate office, meetings of the Board and other business destinations undertaken in the performance of Executive’s duties shall be reimbursable business expenses under this Section 7, regardless of Executive’s point of departure from either Florida or other locations within continental United States.

8. Restrictions on Activities of Executive.

8.1 Non-Competition. During the Employment Period and for a period of 6 months should termination occur prior to the end of the first Term of employment, or 12 months should termination of Executive’s employment occur after the first Term for any reason (the “Restriction Period”), Executive covenants and agrees that Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in, any Competitive Business, in each case, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. For purposes of this Agreement, “Competitive Business” shall mean any business in the satellite and space hardware manufacturing business that seeks or competes for the same business, or existing or potential customers as the Company, recognizing the Company operates in a unique, global market.

8.2 Non-Solicitation. Executive covenants and agrees that, except in connection with the performance of Executive’s duties to the Company, during the Restriction Period (i.e., during the Employment Period and for a period of twelve months from the Termination Date, regardless of the reason(s) or ground(s) for termination or separation), Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates, (ii) hire any employees or independent contractors of the Company or any of its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any Person that is then a client or customer of the Company, or any of its affiliates to cease being a client or customer of the Company or any of its affiliates or to divert all or any part of such Person’s business from the Company or any of its affiliates, or (iv) assist any other Person in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii); provided, however, that the foregoing restrictions shall not include (A) general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Company or its affiliates, or (B) serving as a third-party reference for any employee or independent contractor or providing advice to any employees.

8.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). “Confidential Information” means any information with respect to the Company or any of its affiliates, including methods of operation, finances, business plans, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8.4 Assignment of Inventions.

(a) Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b) Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within five (5) days of the Termination Date, or sooner if so requested by the Company during the Employment Period, Executive or Executive’s personal representative shall return all property of the Company and its affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which Executive received in Executive’s capacity as a participant.

8.6 Cooperation. During the Employment Period and thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any litigation matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. In the case of cooperation provided after the Employment Period, the Company agrees to reimburse Executive for any reasonable costs Executive incurs in connection with complying with this Section, including Executive’s reasonable attorney’s fees, provided that such costs or anticipated costs are shared or disclosed in advance with the Company and approved in writing. If Executive’s compliance with this Section requires Executive to expend more than ten (10) hours (any time in excess of ten (10) hours, “Excess Time”) in any quarter of a calendar year after the Employment Period, the Company agrees to compensate Executive for such Excess Time at an hourly rate that is equal to the pro-rata rate the Executive earned while under employment with the Company, provided, however, that Executive first notifies the Company in writing that he believes he is or will soon be engaged for Excess Time and provides reasonable documentation or support to the Company to substantiate the time he has incurred in the relevant period.

8.7 Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, (i) Executive shall not make either orally or in writing any derogatory or disparaging statement with regard to the Company, any of its businesses, products, services or practices or any of its managers, directors, officers, employees or agents, and (ii) the Company shall direct the members of the Board and its senior executives not to make either orally or in writing any derogatory or disparaging statement with regard to the Executive, provided that nothing in this Section 8.7 shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying truthfully in court or in any other legal proceeding.

8.8 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Acknowledgments; Remedies; Independent Covenants. Executive acknowledges and agrees that the services to be rendered by Executive to the Company are of a special and unique character; that Executive will receive, have access to and utilize Confidential Information and otherwise obtain knowledge of and skill relevant to the Company’s business, customers and customer relationships, finances, operations, industry, methods of doing business and marketing strategies by virtue of Executive’s employment and the Company’s good will developed over time, and the investment of substantial time and money by the Company; and that the restrictive covenants and other terms and conditions of Section 8 of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. In the event of a breach or threatened breach by Executive of any provision of Section 8 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages or posting a bond. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. The above covenants will be extended by the length of time during which Executive will have been in violation of any covenant, will survive the termination of this Agreement, and will be applicable and enforceable regardless of any claim that Executive may have against the Company. Executive expressly agrees and acknowledges that covenants, obligations and restrictions contained in Section 8 of this Agreement are independent from any other provisions of Executive’s employment relationship with the Company, and that the existence of any claim or cause of action that Executive may have or claim to have against the Company will not constitute a defense to the enforcement of any provisions in Section 8, or any other provision of this Agreement by the Company. Executive further acknowledges that the Company has advised Executive that Executive has the right to consult with and review this Agreement with legal counsel of Executive’s choosing before executing this Agreement, and Executive has had been provided at least seven (7) days to consider it.

10. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

11. Severable Provisions. The provisions of this Agreement, or any portions thereof, are severable and the invalidity of any one or more provisions or portions thereof shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision or portion thereof of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration or scope of such provision or portion thereof to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Sidus Space, Inc.

150 N Sykes Creek Pkwy Ste 200

Merritt Island, FL 32953

Attention: Carol Craig

with a copy (which shall not constitute notice) to:

Attn: ____________

If to Executive:

The last address shown on records of the Company or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Miscellaneous.

13.1 Executive Representation. Executive hereby represents to the Company that Executive’s execution and delivery of this Agreement and Executive’s performance of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

13.2 Right to Offset. In the event Executive becomes indebted to the Company for any reason and Executive fails to pay the indebtedness when it is due, the Company may, without notice, offset the amount of such indebtedness against any monies payable to Executive under this Agreement, whether denominated as salary, bonus or otherwise.

13.3 Indemnification. To the fullest extent permitted by the Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws, and provided that the Executive acted in good faith and in a manner that Executive reasonably believed to be in, or not opposed to, the best interest of the Company, the Company shall indemnify and hold harmless Executive against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any claim, action, suit or proceeding arising out of Executive’s service as an officer or director of the Company or any affiliate. In such cases, the Company shall advance related expenses as incurred in connection with any threatened, pending, or completed proceeding arising from Executive’s service to the Company, subject to Executive having to repay such amounts if it is ultimately determined by a final, non-appealable judgment that Executive is not entitled to indemnification under applicable law or this Agreement. The Company shall only be obligated to advance or reimburse legal fees and expenses that are reasonable and customary for attorneys and other professionals possessing comparable experience and expertise in the applicable geographic market and practice area. The Company shall have no obligation to advance or reimburse fees or expenses that it reasonably determines to be excessive, duplicative, inadequately documented, unnecessary to the defense of the matter, or otherwise inconsistent with prevailing market rates and billing practices. Concurrently with the execution of this Agreement, the Company and Executive shall enter into the Company’s standard form of indemnification agreement for directors and officers. The Company shall maintain directors’ and officers’ liability insurance covering Executive during the Employment Period and for a period of not less than six (6) years following Executive’s termination of employment, on terms no less favorable than the coverage provided to the Company’s then-serving officers and directors. This Section shall survive the termination of this Agreement.

13.4 Section 280G. Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive under this Agreement or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (a) delivered in full or (b) reduced to the minimum extent necessary so that no portion of the Payments is subject to the Excise Tax, whichever of (a) or (b) results in Executive’s receipt, on an after-tax basis, of the greater amount of Payments. Any reduction shall be made in a manner consistent with the requirements of Section 409A of the Code. Any determination required under this Section 13.4 shall be made in writing in good faith by the accounting firm selected by the Company (the “Accountants”). The Parties shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 13.4. The Company shall be responsible for all fees and expenses of the Accountants. In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that Executive has received Payments that are in the aggregate more than the amount provided under this Section 13.4 (an “Overpayment”) or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment. In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that that Executive has received Payments that are in the aggregate less than the amount provided under this Section 13.4 (an “Underpayment”) or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate from the date the amount would have otherwise been paid to Executive until the payment date.

13.5 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement, the Plan and the Award Agreement constitute the entire agreement between the Parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Each Party to this Agreement acknowledges that no representations, inducements or agreements, orally or otherwise, have been made by either Party, or anyone acting on behalf of either Party, that are not contained in this Agreement, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding. This Agreement may not be amended or revised except by a writing signed by the parties.

13.6 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets (under the definition of Change in Control set forth in the Plan). The Company may assign this Agreement to an affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law.

13.7 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

13.8 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign income or employment taxes, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

13.9 Code Section 409A.

(a) The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of, the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.10 Jury Trial Waiver. Each party hereby irrevocably waives any right to a trial by jury in any dispute or proceeding arising out of or related to this Agreement, or the breach, termination or validity thereof, including any disputes relating to Executive’s employment with or separation from the Company.

13.11 Governing Law; Venue. This Agreement shall be construed under and enforced in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof. The exclusive venue for any litigation relating to this Agreement shall be in the federal district court or the county or circuit court with jurisdiction in and for Brevard County, Florida.

13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SIDUS SPACE, INC.

By:	/s/ Carol Craig
Name:	Carol Craig
Title:	CEO

EXECUTIVE

/s/ Alan Khalili

EXHIBIT A

GENERAL RELEASE OF CLAIMS

GENERAL RELEASE and WAIVER (this “Agreement”) made as of ______, 20__ by and between _________ (the “Employee”) and Sidus Space, Inc. (the “Employer,” together with the Employee, the “Parties”).

WHEREAS, Employee and the Employer have agreed that Employee’s employment with the Company has been terminated;

WHEREAS, Employee and the Employer have previously entered into an Employment Agreement dated July __, 2026, as may have been amended or supplemented in writing from time to time (the “Employment Agreement”), with any terms used, but not defined herein, having the meaning set forth in the Employment Agreement; and

WHEREAS, the Parties desire to enter into this Agreement, in satisfaction of all obligations of the Employee and the Employer in respect of Employee’s employment with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and the Employee agree as follows:

1. Separation

(a) Date of Separation. Employee’s employment with the Employer and all of its subsidiaries and affiliates will end on [DATE] (the “Termination Date”). Employee hereby acknowledges and agrees that Employee has resigned, effective as of the Termination Date, from any and all positions and titles Employee holds with the Employer and all of its affiliates (together, “Company Entities”).

(b) Severance. In consideration for, subject to and conditioned on Employee’s execution of this Agreement on or within [twenty-one (21) days] [forty-five (45) days in the case of a reduction-in-force)] following the Termination Date, Employee’s non-revocation thereof and compliance with such other conditions as are set forth in the Employment Agreement, Employee is eligible to receive the Severance in accordance with the terms and conditions set forth in the Employment Agreement.

(c) Full Satisfaction. The Employee acknowledges and agrees that, per Severance Payments under Section 6.1 of the Employment Agreement, the Employee is entitled to compensation and benefits in accordance with Section 6.1. Payment under Section 6.1 (d) is contingent upon Board approval of any fiscal year bonus payouts.

(d) COBRA. Pursuant to the applicable group plan terms and conditions, Employee will cease participating in Employer’s health insurance plans as of the Termination Date. If applicable, the Employer will send the Employee documentation under separate cover relating to the Employee’s rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2. General Release and Waiver

(a) Release.

i. In exchange for and in consideration of the promises and covenants set forth in this Agreement and the Employment Agreement, and except as expressly set forth herein, Employee irrevocably and unconditionally releases and discharges the Company Entities and each of their subsidiaries, divisions, parents and member companies, institutions, affiliates or related business entities and any and all of their past and present administrators, officers, partners, members, fiduciaries, trustees, directors, agents, representatives, shareholders, employees, board members, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, grievances, arbitrations, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits of any type, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which Employee, Employee’s heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date Employee signs this Agreement.

ii. The foregoing release covers, without limitation, any claims of discrimination on the basis of pregnancy, race, color, sex, sexual orientation, disability, handicap, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination Employment Act of 1967 or the Older Worker Benefits Protection Act (“OWBPA”)), citizenship, ethnic characteristics, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination, retaliation, harassment or interference under any federal, state or local law, rule, regulation, collective bargaining agreement, or executive order including, without limitation, any rights or claims under Title VII of the Civil Rights Act of 1964; the Genetic Information Non-Discrimination Act; the Fair Credit Reporting Act; the Civil Rights Acts of 1866 and 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Florida Civil Rights Act; the Florida Whistleblower’s Act of 1986 and 1991 (FWA), 448.102, Fla. Stats.; 440.205, Fla. Stats; and all other federal, state and local laws (whether statutory, regulatory or decisional) including, but not limited to, and any claims of conversion, failure to return property, failure to pay wages, wrongful discharge or termination, interference with contract, breach of covenant, breach of contract, violation of a collective bargaining agreement, whether written or oral, express or implied, breach of promise, public policy, negligence, retaliation, defamation, defamation of character, defamation of employment records, impairment of economic opportunity, loss of business opportunity, fraud, deceit, misrepresentation, whistle-blower activities, perceived disability, history of disability and payment of wages or benefits of any type, as well as any claims for attorneys’ fees or costs.

It is the intention of the Parties in executing this Agreement that it shall be a general release and shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to the matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for dismissal.

iii. Except as expressly provided herein, Employee acknowledges and agrees that, by signing this Agreement, Employee is surrendering and giving up any right Employee has or may have, without limiting the generality of any other provision herein, to assert any claim for individual relief or damages against or involving Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof, or to permit Employee to become and remain a member of any class seeking individual relief or damages against Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof. Nothing herein, however, shall prevent Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local fair employment practices agency; provided, however, that Employee further agrees and understands that Employee has waived Employee’s right to recover monetary damages or other relief personal to employees in any such charge, complaint, grievance or lawsuit filed by Employee or on Employee’s behalf arising from, or in any way relating to, Employee’s employment with Employer or the termination thereof, to the maximum extent permitted by applicable law. This release shall not apply to any claims which may not be released, limited, waived or extinguished pursuant to applicable law and shall not apply to (1) Employee’s Equity Rights and rights to enforce the Employment Agreement with respect to any claims with respect to payments and benefits under Sections 6.1 of the Employment Agreement (and any payments and benefits under Section 6.5 of the Employment Agreement in the event that a termination occurs within twelve (12) months following a change in control), with respect to Severance and rights under Section 8.7 of the Employment Agreement, and (2) any rights in the nature of indemnification, advancement of expense reimbursement or entitlement to insurance coverage, which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with, or other provision of services to, the Company Entities. Nothing in this paragraph of this Agreement is intended to limit or restrict any rights the Parties may have to enforce this Agreement or challenge the Agreement’s validity.

Employee agrees and understands that Employee may have claims against the Releasees of which, at the time of the execution of this Agreement, Employee has no knowledge or suspicion, but agrees and represents that this Agreement extends to all claims against the Releasees, whether or not known, claimed or suspected by Employee as of the date of this Agreement. It is also understood and agreed that the released claims include not only claims presently known to Employee but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, which would otherwise come within the scope of the released claims. Therefore, Employee knowingly and voluntarily waives any and all rights or benefits which Employee may now have, or in the future may have.

iv. Notwithstanding anything herein or in any other agreement with or policy of the Employer to which Employee was or is subject, nothing herein or therein shall (A) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require Employee to comply with any notification or prior approval requirement with respect to any reporting described in clause (A); provided, however, that Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(b) Covenant Not to Sue. Additionally, Employee agrees not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasees on account of any claim released pursuant to this Agreement, including any claim for civil penalties brought under PAGA. Employee represents that Employee has no charges, complaints, grievances or any other claims or requests for relief pending against Employer or the Releasees (as defined above) with the Equal Employment Opportunity Commission or any other federal, state or local administrative or other judicial tribunal and has no charges, complaints, grievances or any other claims regarding allegations of sexual harassment or sexual misconduct against the Employer.

(c) Consideration. The Employee acknowledges the Severance is in addition to anything of value to which the Employee already is entitled from the Employer and its affiliates and constitutes good and valuable additional consideration for this Agreement.

3. Acknowledgement of Restrictive Covenants. Employee acknowledges that Employee remains bound by his obligations pursuant to Article 8 of the Employment Agreement.

4. No Admission of Liability. Employee agrees and acknowledges that nothing contained in this Agreement, nor the fact that Employee has been or will be paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by either Employer or any of the Releasees. Employer and the Releasees deny committing any wrongdoing or violating any legal duty with respect to the Employee’s employment or the termination of Employee’s employment from Employer. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

5. Knowing and Voluntary Waiver; Acknowledgements.

(a) The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby. By signing this Agreement, Employee hereby acknowledges and agrees that:

i.	Employee has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Employee is hereby specifically urged and advised by Employer to consult with an attorney, legal counsel or a representative of Employee’s choice before signing it;

ii.	Employee has carefully read and understands the terms of this Agreement, all of which have been fully explained to Employee;

iii.	Employee has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder, including any claim brought under the Age Discrimination in Employment Act of 1967;

iv.	The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Agreement;

v.	Employee acknowledges that Employee has been informed that Employee has the right to consider this Agreement for a period of at least [21 days][45 days (in the case of a reduction-in-force, along with any accompanying exhibit providing disclosures provided for pursuant to the OWBPA)] prior to entering into this Agreement. Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it;

vi.	Employee expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Agreement after Employee’s receipt for review, such changes do not commence a new [21-day][45-day] period for consideration; and

vii.	Employee acknowledges that this Agreement does not waive rights or claims that may arise after the date this Agreement is signed.

(b) Effective Date. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee (the “Effective Date”), provided that the Parties acknowledge and agree that this Agreement shall be null and void if executed prior to the Termination Date. During the seven-day period prior to the Effective Date, the Employee may revoke Employee’s agreement to accept the terms hereof by indicating in writing to the Employer his or her intention to revoke. If the Employee exercises Employee’s right to revoke hereunder, Employee shall forfeit Employee’s right to receive any Severance Payments.

6. Miscellaneous.

(a) Non-Disclosure. Employee acknowledges and agrees that Employee will not disclose the terms of this Agreement to anyone except for Employee’s spouse, tax advisor and/or attorney, and only then after having received assurances that they too will honor this confidentiality provision.

(b) Withholding. The Employer may withhold from any amounts payable to the Employee all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(c) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action.

(d) Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or a national overnight courier service capable of providing delivery confirmation, or by hand-delivery, or by facsimile transmission with confirmed receipt, and, if intended for the Employer, shall be addressed to it at: 150 N Sykes Creek Pkwy, Ste 200 Merritt Island, FL 32953, Attn: General Counsel and if intended for the Employee, shall be addressed to Employee at the address on file at Employer. Each such notice shall be deemed to be given on the date received at the address of the addressee or upon refusal to accept delivery.

(e) Entire Agreement. This Agreement and the Employment Agreement (including agreements or plans referenced in the Section 13.5 thereof)constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

(f) Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

(g) Modification; Successors and Assigns. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns, legal representatives, executors, administrators and heirs, provided that Employee may not assign his obligations under this Agreement. Employee acknowledges and agree that the Releasees are express third party beneficiaries of this Agreement.

Governing Law/Waiver of Jury Trial/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the rules of conflicts of law. Each party hereby irrevocably waives any right to a trial by jury in any dispute or proceeding arising out of or related to this Agreement, or the breach, termination or validity thereof, including any disputes relating to Executive’s employment with or separation from the Company. The exclusive venue for any litigation relating to this Agreement shall be in the federal district court or the county or circuit court with jurisdiction in and for Brevard County, Florida.IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first written above.

Sidus Space, Inc.

By:	Carol Craig
Title:	CEO